SpectRx, Inc. (770) 242-8723

Bill Wells - Media

SpectRx Reports First Quarter 2005 Results

Current Highlights:

  SimpleChoice® product revenue increases
  FDA pivotal trial enrollment for non-invasive cervical cancer detection surpasses 300 patients
  Clinical study of continuous alcohol monitor set to begin at Boston University

Norcross, GA (May 24, 2005) -- SpectRx, Inc. (OTCBB: SPRX) today announced its operating results for the first quarter 2005.

Revenue for the first quarter of 2005 was $369,000 compared to revenue of $125,000 in the first quarter of 2004. The increase in revenue was primarily due to a three-fold increase in sales of SimpleChoice® products.

The net loss attributable to common stockholders for the first quarter of 2005 was $1.4 million, compared to a loss of $7.5 million in the comparable quarter of 2004. The net loss attributable to common stockholders was $0.12 per share in the first quarter of 2005, compared to a loss of $0.66 per share in the first quarter of 2004.

"We are pleased to report a significant gain in revenue in the first quarter for our SimpleChoice product line and look forward to the launch of our new twist brand 90-degree infusion set," said Mark A. Samuels, SpectRx, Inc. chairman and chief executive officer. "We believe that the new set, combined with our existing product offerings, will be vehicles for continuing revenue growth."

"In addition to increasing product revenues, we continue to receive expense reimbursement and income from government contracts and grants. We are managing our cash very carefully and plan to secure near-term, asset-based financing that should offset expenses generated by our expected SimpleChoice twist product launch, and provide sufficient working capital into the first quarter of 2006," Mr. Samuels said.

Diabetes Business Update -

"SimpleChoice insulin pump infusion set product sales are moving in the right direction, and we are encouraged by our prospects in several market segments," said Bill Arthur, SpectRx, Inc. president and chief operating officer. "We are also making progress toward the launch of our new ergonomically-designed SimpleChoice twist infusion set, which we expect to have on the market in the very near future. The 90-degree infusion set represents approximately 75% of the existing $400 million market and our new twist product offering should allow us to compete effectively."

"Efforts to secure a sensor technology partner for our interstitial fluid (ISF) continuous glucose monitor continue, with active discussions in progress with a number of potential collaborators. We also expect results of a 110-patient clinical study of the technology involving children with diabetes to be published in the June issue of the peer-reviewed journal Diabetes Technology and Therapeutics. Additionally, a small pilot clinical study of our ISF continuous alcohol monitoring technology is scheduled for next month at Boston University School of Medicine. The study follows almost two years of research and development as part of a contract to develop a continuous alcohol monitor for the National Institute for Alcohol Abuse and Alcoholism," Mr. Arthur said.

Cancer Detection Business Update -

"A number of significant milestones were recently achieved in the development of our non-invasive cervical cancer detection device, including the enrollment of the 300th patient, opening the fourth clinical site and receiving approval to open a fifth site in the FDA pivotal clinical trials, " said Mark Faupel, Ph.D., president of Guided Therapeutics, Inc., the SpectRx subsidiary company formed to commercialize the non-invasive cervical cancer device. "We now believe that our technology is the leading candidate to be the first full-cervix imaging product to market. We also believe that our business model, device performance and market entry positioning will allow our product to be accepted by both regulators and a broad base of customers."

SpectRx management will hold a conference call to discuss first quarter 2005 results on Wednesday, May 25 at 11 a.m. EDT. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com or www.fulldisclosure.com for access via the Internet.

About SpectRx, Inc.

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cancer detection technology through subsidiary company Guided Therapeutics, Inc., which SpectRx intends to separately finance with private funds. For more information, visit SpectRx's web sites at www.spectrx.com, www.mysimplechoice.com and www.guidedtherapeutics.com.

Trademarks are owned by their respective companies.

The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Forms 10-KSB for the fiscal year ended December 31, 2004 and subsequent quarterly reports.

SpectRx, Inc. and Subsidiaries

Consolidated Condensed Statement of Operations (Unaudited)

	Three Months Ended
	March 31
In Thousands except per share data	2005	2004

Revenue	$369	$125
Cost of Sales	393	286
Gross profit (loss)	(24)	(161)

Expenses
Research & Development	664	939
Selling, General & Administration	513	488
Total Operating Expense	1,177	1,427

Operating Loss	(1,201)	(1,588)

Interest & Other Income (expense)	(40)	(903)
Net Loss	(1,241)	(2,491)
Preferred Stock Dividends	(143)	(73)
Deemed Dividend on Preferred Stock	0	(4,970)
Net loss Attributable to Common Stockholders	($1,384)	($7,534)

Basic and Diluted Net Loss per Share	($0.12)	($0.66)

Basic and Diluted Weighted Average Shares Outstanding	11,557	11,372

Selected Balance Sheet Data (Unaudited)
	March 31, 2005	December 31, 2004
Cash Equivalents	26	247
Working Capital	(3,613)	(2,436)
Total Assets	1,887	2,805
Accumulated Deficit	(62,192)	(60,808)
Stockholders' Equity (DEFICIT)	(5,075)	(3,695)
Redeemable Preferred Stock, Long-term Portion	1,730	1,634

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